Exhibit 99.1

Sensei Biotherapeutics Reports Third Quarter 2022 Financial Results and Recent Business Highlights

- Recent SNS-101 preclinical data demonstrate a favorable pharmacokinetic profile, evidence of advanced anti-tumor effects and a superior cytokine release profile -

- New preclinical data on multiple programs to be presented at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting -

- Sensei to host a virtual KOL event, “Lessons from VISTA: New Strategies to Address an Important Immune Checkpoint,” on November 21 at 2:15 pm ET -

- Strong balance sheet with cash runway into the first quarter of 2025 -

BOSTON, MA – November 8, 2022 – Sensei Biotherapeutics, Inc. (Nasdaq: SNSE), an immuno-oncology company focused on the discovery and development of next generation therapeutics for cancer patients, today reported financial results for the third quarter ended September 30, 2022 and provided recent business updates.

“We believe VISTA has tremendous potential as an immune checkpoint target and have prioritized the advancement of SNS-101 toward clinical studies. This has been a productive quarter in that regard highlighted by robust and differentiated preclinical data, which we believe demonstrate the potential of SNS-101 to avoid poor pharmacokinetics from target-mediated drug disposition and lower the risk of cytokine release syndrome, while significantly enhancing the anti-tumor effects of PD-1 blockade. These data, coupled with the progress of our SNS-102 program targeting VSIG4, also support the biological rationale for Sensei’s conditionally active approach as a mechanism for achieving selective activation in the tumor microenvironment. We believe our TMAb™ platform has the potential to unlock previously undruggable immune targets by avoiding on-target/off-tumor effects that have thwarted previous efforts to inhibit targets such as VISTA,” said John Celebi, President and Chief Executive Officer of Sensei Biotherapeutics. “With cash runway into the first quarter of 2025, Sensei is well positioned to advance multiple programs and achieve critical near-term milestones, including the anticipated submission of an IND for SNS-101 in the first half of 2023.”

Highlights and Milestones

SNS-101

Sensei continues to advance SNS-101, a conditionally active antibody targeting the immune checkpoint VISTA (V-domain Ig suppressor of T cell activation), which is implicated in resistance to PD-1/PD-L1 therapy and correlates with poor survival across numerous cancers. Recent updates for SNS-101 include:

•	On Friday, November 11, 2022, Sensei will present new preclinical data at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting, being held in Boston, MA.

•

The Company presented preclinical data at the Sixth Annual CRI-ENCI-AACR International Cancer Immunotherapy Conference: Translating Science into Survival which demonstrated SNS-101’s favorable pharmacokinetic (PK) profile in single-dose mouse and non-human primate (NHP) models, and evidence of enhanced anti-tumor effects in combination with anti-PD-1 antibodies in mice. Additionally, SNS-101 demonstrated a superior cytokine release profile compared to a non-pH-sensitive VISTA antibody.

•	The Company intends to present new data from a multi-dose pharmacokinetic (PK) and toxicology model in non-human primates in the first half of 2023.

•	Over the last quarter, Sensei completed GMP manufacturing of SNS-101 bulk drug substance and projects sufficient drug product for its planned Phase 1/2 clinical trial.

•	The Company is exploring ways to leverage SNS-101’s high selectivity for the tumor microenvironment through other modalities.

•	Sensei remains on track to submit an Investigational New Drug application (IND) for SNS-101 in the first half of 2023.

SNS-102

Sensei is advancing several pH-sensitive antibodies targeting VSIG4 (V-Set and Immunoglobulin Domain Containing 4), a B7-family related protein that is a potent inhibitor of T cell activity and is frequently overexpressed on tumor-associated macrophages. The Company intends to optimize toward a pH-dependent, high-affinity inhibitory antibody that binds VSIG4 selectively in the tumor microenvironment without affecting healthy tissue.

•

On Thursday, November 10, 2022, Sensei will present a poster at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting detailing an enhanced mechanistic understanding of VSIG4 to inform future antibody development.

•	The Company has identified eight parental pH-selective VSIG4 antibodies, and a lead antibody set is currently undergoing further optimization.

•	Sensei remains on track to select a product candidate for SNS-102 in 2023.

SNS-103

Sensei is advancing conditionally active antibodies targeting ENTPDase1 (ecto-nucleoside triphosphate diphosphohydrolase-1, also known as CD39), the upstream, rate-limiting enzyme that leads to the breakdown of extracellular ATP and the production of immunosuppressive adenosine. The Company began screening the first set of parental antibodies in September 2022 and remains on track to select a product candidate in 2023.

Corporate Updates

•

On Monday, November 21, 2022, Sensei will host a virtual KOL webinar “Lessons from VISTA: New Strategies to Address an Important Immune Checkpoint.” Robert Schreiber, Ph.D., a globally recognized expert on the immune system’s role in anti-cancer immunity, will present on VISTA’s role in immunosuppression, and Sensei management will provide a review of the SNS-101 program.

•	Sensei will present at the 13th Annual Jefferies Global Healthcare Conference, being held in London, United Kingdom, on Thursday, November 17, 2022, at an updated time of 8:00 a.m. GMT.

•

Consistent with the Company’s prioritization of its TMAb platform, Sensei has suspended development efforts related to its ImmunoPhage™ platform, including its SNS-401-NG product candidate. As a result, the Company now plans to focus all its resources and efforts on developing conditionally active antibodies through its TMAb platform.

Third Quarter 2022 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $116.6 million as of September 30, 2022, as compared to $147.6 million as of December 31, 2021. Sensei expects its current cash balance to fund operations into the first quarter of 2025.

Research and Development (R&D) Expenses: R&D expenses were $9.2 million for the quarter ended September 30, 2022, compared to $6.4 million for the quarter ended September 30, 2021. The increase in R&D expenses was primarily attributable to increased manufacturing and early development activities for the Company’s lead program SNS-101, partially offset by a decrease in clinical trial expenses.

General and Administrative (G&A) Expenses: G&A expenses were $4.8 million for the quarter ended September 30, 2022, compared to $3.9 million for the quarter ended September 30, 2021. The increase in G&A expense was primarily attributable to external professional services.

Net Loss: Net loss was $13.4 million for the quarter ended September 30, 2022, compared to $9.7 million for the quarter ended September 30, 2021.

Condensed Statements of Operations

(Unaudited, in thousands except share and per share data)

	Three Months Ended September 30,
	2022	2021
Operating expenses:
Research and development	$9,190	$6,443
General and administrative	4,751	3,873

Total operating expenses	13,941	10,316

Loss from operations	(13,941)	(10,316)
Total other income	525	631

Net loss	(13,416)	(9,685)

Net loss per share, basic and diluted	$(0.44)	$(0.32)

Weighted-average common shares outstanding, basic and diluted	30,720,291	30,588,495

Selected Condensed Balance Sheet Data

(Unaudited, in thousands)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$11,450	$7,159
Marketable Securities	105,108	140,462
Total assets	128,803	153,225
Total liabilities	14,817	6,712
Total stockholders’ equity (deficit)	113,986	146,513

About Sensei Biotherapeutics

Sensei Biotherapeutics (Nasdaq: SNSE) is an immuno-oncology company focused on the discovery and development of next-generation therapeutics for cancer patients. Through its TMAb (Tumor Microenvironment Activated biologics) platform, Sensei develops conditionally active therapeutics designed to disable checkpoints and other immunosuppressive signals selectively in the tumor microenvironment to unleash T cells against tumors. Sensei’s lead investigational candidate is SNS-101, a conditionally active antibody designed to block the V-domain Ig suppressor of T cell activation (VISTA) checkpoint selectively within the low pH tumor microenvironment, where VISTA acts as a suppressor of T cells by binding the receptor PSGL-1. The company is also developing SNS-102, a conditional binding monoclonal antibody targeting V-Set and Immunoglobulin Domain Containing 4 (VSIG-4), as well as SNS-103, also a conditionally active monoclonal antibody targeting ecto-nucleoside triphosphate diphosphohydrolase-1 (ENTPDase1), also known as CD39. For more information, please visit www.senseibio.com, and follow the company on Twitter @SenseiBio and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe”, “designed to,” “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Sensei’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of Sensei’s product candidates, the expected safety profile of Sensei’s product candidates, the availability of data from Sensei’s preclinical studies, the timing of selection of product candidates, the timing of IND submissions to the FDA, and its belief that its existing cash and cash equivalents will be sufficient to fund its operations at least into the first quarter of 2025. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Sensei’s product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Sensei’s product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Sensei’s product candidates; the risk that Sensei’s product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that we anticipate; risks associated with Sensei’s dependence on third-party suppliers and manufacturers, including sole source suppliers, over which we may not always have full control; risks regarding the accuracy of our estimates of expenses, capital requirements and needs for additional financing; and other risks and uncertainties that are described in Sensei’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on or about November 8, 2022 and Sensei’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Sensei as of the date of this release, and Sensei assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Michael Biega

Senior Director, Investor Relations

Sensei Biotherapeutics

mbiega@senseibio.com

Media Contact:

Chris Railey

Ten Bridge Communications

chris@tenbridgecommunications.com